Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GateHouse Media, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of GateHouse Media, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated July 20, 2006, except as to note 19, which is as of October 5, 2006, with respect to the consolidated balance sheets of GateHouse Media, Inc. and subsidiaries (the “Company”) as of December 31, 2005 (Successor) and 2004 (Predecessor), and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from June 6, 2005 to December 31, 2005 (Successor Period), the period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the years ended December 31, 2004 and 2003 (Predecessor Periods), incorporated herein by reference and to the reference to our firm under the heading “Experts” included in the Registration Statement on Form S-1 (No. 333-135944) and related prospectus.

Our audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs stating that the Company changed to June 30 the date on which the annual impairment assessment of goodwill and intangible assets with indefinite lives is made and as a result of the June 6, 2005 acquisition of GateHouse Media, Inc. accounted for as a business combination, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods prior to the acquisition.

/s/ KPMG LLP

Chicago, Illinois

October 24, 2006